Exhibit 23.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated June 20, 2008 with respect to the consolidated financial statements of Corrpro Companies, Inc. and subsidiaries (which report contains an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48 as of April 1, 2007), contained in the registration statement on Form S-3 (File No. 333-154716) and related prospectus supplement for Insituform Technologies, Inc. We consent to the use of the aforementioned report in the registration statement and prospectus supplement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Cleveland, Ohio

February 1, 2009